Exhibit 99.1

Investor Contacts:
Thomas J. Aaron	Ross W. Comeaux
Executive Vice President and Chief Financial Officer	Vice President – Investor Relations 615-465-7012
615-465-7000

COMMUNITY HEALTH SYSTEMS ANNOUNCES EXTENSION OF EARLY TENDER

DEADLINE AND EXPIRATION DATE OF EXCHANGE OFFERS

FRANKLIN, Tenn., (June 4, 2018) – Community Health Systems, Inc. (the “Company”) (NYSE:CYH) today announced that its wholly owned subsidiary, CHS/Community Health Systems, Inc. (the “Issuer”), has amended certain terms of its previously commenced offers to exchange (each, an “Exchange Offer” and, collectively, the “Exchange Offers”) (i) up to $1,925 million aggregate principal amount of its new 9.875% Junior-Priority Secured Notes due 2023 (the “2023 Notes”) in exchange for any and all of its $1,925 million aggregate principal amount of outstanding 8.000% Senior Unsecured Notes due 2019 (the “2019 Notes”), (ii) up to $1,200 million aggregate principal amount of its new 8.125% Junior-Priority Secured Notes due 2024 (the “2024 Notes” and, together with the 2023 Notes, the “New Notes”) in exchange for any and all of its $1,200 million aggregate principal amount of outstanding 7.125% Senior Unsecured Notes due 2020 (the “2020 Notes”) and (iii) to the extent that less than all of the outstanding 2019 Notes and 2020 Notes are tendered in the Exchange Offers, up to an aggregate principal amount of 2024 Notes equal to, when taken together with the New Notes issued in exchange for the validly tendered and accepted 2019 Notes and 2020 Notes, $3,125 million, in exchange for its outstanding 6.875% Senior Unsecured Notes due 2022 (the “2022 Notes” and, together with the 2019 Notes and the 2020 Notes, the “Old Notes”). The maximum aggregate principal amount of New Notes issued in the Exchange Offers will not exceed $3,125 million (the “Maximum Exchange Amount”).

The amendment to the Exchange Offers extends the “Early Tender Deadline” and the “Expiration Date” for each Exchange Offer as described below. Other than as described herein, all other terms, conditions and applicable dates of the Exchange Offers remain unchanged.

The Issuer was advised by the exchange agent for the Exchange Offers that, as of midnight, New York City time, at the end of the day on June 1, 2018, a total of (i) $1,547,516,000 aggregate principal amount of outstanding 2019 Notes, representing approximately 80% of the outstanding 2019 Notes, (ii) $960,183,000 aggregate principal amount of outstanding 2020 Notes, representing approximately 80% of the outstanding 2020 Notes, and (iii) $2,829,013,000 aggregate principal amount of outstanding 2022 Notes, representing approximately 94% of the outstanding 2022 Notes, were validly tendered (and not validly withdrawn) in the Exchange Offers. Because the aggregate principal amount of Old Notes validly tendered as of midnight, New York City time, at the end of the day on June 1, 2018 would, if accepted for exchange, cause the Maximum Exchange Amount to be exceeded, pursuant to the terms of the Exchange Offer, tenders of 2022 Notes accepted for exchange will be subject to proration.

The “Expiration Date” and the “Early Tender Deadline” for each Exchange Offer has been extended from midnight, New York City time, at the end of the day on Friday, June 1, 2018 to 5:00 p.m., New York City time, on Friday, June 8, 2018. As a result, the deadline for tendering Old Notes in order to receive the total consideration of (i) $1,000 principal amount of 2023 Notes per $1,000 principal amount of 2019 Notes tendered and accepted for exchange, (ii) $1,000 principal amount of 2024 Notes per $1,000 principal amount of 2020 Notes tendered and accepted for exchange and (iii) $750 principal amount of 2024 Notes per $1,000 principal amount of 2022 Notes tendered and accepted for exchange is now 5:00 p.m., New York City time, on Friday, June 8, 2018. The tender withdrawal deadline has passed. Accordingly, tenders of Old Notes may no longer be withdrawn.

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CYH Announces Extension of Early Tender Deadline and Expiration Date of Exchange Offers

June 4, 2018

The Exchange Offers remain subject to the conditions set forth in the Offering Memorandum, dated May 4, 2018 (the “Offering Memorandum”) and related Letter of Transmittal, dated May 4, 2018 (the “Letter of Transmittal”), including the condition that at least 90% of the outstanding aggregate principal amount of the 2019 Notes are tendered in the Exchange Offers (the “Minimum Tender Amount Condition”). As of midnight, New York City time, at the end of the day on June 1, 2018, the Minimum Tender Amount Condition has not been satisfied. The Issuer reserves the right, subject to applicable law, to terminate, withdraw or amend each Exchange Offer at any time and from time to time, as described in the Offering Memorandum.

Pursuant to the terms of the exchange agreement between the Issuer and certain institutional investors that are holders of Old Notes, any amendment or waiver of the Minimum Tender Amount Condition requires prior written consent of such holders and there can be no assurance such amendment or waiver will be granted.

Each series of New Notes will be guaranteed by the Company and certain of its existing and future domestic subsidiaries that guarantee the Issuer’s outstanding senior secured credit facilities, ABL facility and senior notes. In addition, each series of New Notes and related guarantees will be secured by (i) second-priority liens on the collateral that secures on a first-priority basis the Issuer’s outstanding senior secured credit facilities (subject to certain exceptions) and existing secured notes and (ii) third-priority liens on the collateral that secures on a first-priority basis the Issuer’s outstanding ABL facility, in each case subject to permitted liens described in the Offering Memorandum.

The New Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws. The New Notes may not be offered or sold in the United States or to any U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. The Exchange Offers are being made, and each series of New Notes are being offered and issued only (i) in the United States to holders of Old Notes who the Issuer reasonably believes are “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) and (ii) outside the United States to holders of Old Notes who are (A) persons other than U.S. persons, within the meaning of Regulation S under the Securities Act, and (B) “non-U.S. qualified offerees” (as defined in the Offering Memorandum).

The complete terms and conditions of the Exchange Offers are set forth in the Offering Memorandum and related Letter of Transmittal. Copies of the Offering Memorandum and Letter of Transmittal may be obtained from Global Bondholder Services Corporation, the exchange agent and information agent for the Exchange Offers, at (866) 470-3800 (toll free) or (212) 430-3774 (collect).

This press release is for informational purposes only. This press release is neither an offer to sell nor a solicitation of an offer to buy any New Notes and is neither an offer to purchase nor a solicitation of an offer to sell any Old Notes. The Exchange Offers are being made only by, and pursuant to, the terms set forth in the Offering Memorandum and the Letter of Transmittal. The Exchange Offers are not being made to persons in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Forward-Looking Statement

This press release may include information that could constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risk and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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